Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Chip Wochomurka	Andrew Cole/Delia Cannan
615-614-4493	Sard Verbinnen & Co.
chip.wochomurka@healthways.com	212-687-8080
healthways-svc@sardverb.com

Mark Harnett/Amy Bilbija
MacKenzie Partners Inc.
212-929-5802

HEALTHWAYS AND NORTH TIDE CAPITAL ANNOUNCE SETTLEMENT AGREEMENT; HEALTHWAYS TO CHANGE SLATE OF DIRECTORS NOMINATED FOR ELECTION AT COMPANY'S 2014 ANNUAL MEETING
Board to Appoint New Independent Chairman from Existing Healthways Board
Board to Establish Strategic Review Committee

NASHVILLE, Tenn. (June 3, 2014) – Healthways (NASDAQ: HWAY) (the "Company"), the largest independent global provider of well-being improvement solutions, today announced that it has reached an agreement with North Tide Capital, LLC ("North Tide"), the Company's second largest stockholder.  Pursuant to the agreement, the Company will amend its proxy statement in connection with the Company's June 24, 2014 Annual Meeting of Stockholders to nominate three directors selected by North Tide, Bradley S. Karro, Paul H. Keckley and Conan J. Laughlin, along with current director Kevin G. Wills, for election to its Board of Directors.

As part of the agreement, current directors John W. Ballantine, Daniel J. Englander and C. Warren Neel will step down at the Company's Annual Meeting.  Accordingly, the Healthways Board will name an existing Healthways director who will serve as Chairman.  North Tide has agreed to withdraw its slate of director nominees and vote the shares that it controls in support of the combined slate of director nominees and in accordance with the recommendation of Healthways' Board on all other proposals to be presented at the 2014 Annual Meeting.

John Ballantine, Chairman of the Healthways Board, stated, "We appreciate the productive and supportive comments we have received from many stockholders in recent weeks regarding Healthways' strategic direction, our management team, and the progress the Company is making toward achieving sustained growth and profitability.  We have also heard their, and many of our customers', concerns about the cost and disruption to our business of continuing the proxy contest with North Tide, and so we are pleased to reach this agreement.  We believe the agreement is in the best interests of the Company and all stockholders.  We welcome Messrs. Karro, Keckley and Laughlin to the Board and look forward to working with them constructively as we all focus on generating value for stockholders and meeting our customers' needs."

Mr. Ballantine continued, "I am honored to have served as Chairman of the Board of Directors for the past three years and as a Board member since 2003. I would also like to thank Warren Neel for his 23 years of distinguished service on the Healthways Board and Dan Englander for his valuable insights since joining the Board earlier this year.  We all appreciate their contributions."

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Healthways and North Tide Capital Announce Settlement Agreement

June 3, 2014

Conan Laughlin, managing member of North Tide Capital, added, "We are pleased to have reached this agreement with Healthways, which we believe is in the best interests of all stockholders, and we look forward to getting started working with management and the Board to create value for shareholders, customers and employees."

As part of the agreement, the Board will form a Strategic Review Committee for the purpose of reviewing, evaluating and making recommendations to the Board regarding the Company's business strategies.  The Committee will be comprised of four members, two of whom will be new directors, including Bradley Karro, who will serve as chair of the committee.

The agreement also includes certain standstill restrictions that will be in effect until 10 days prior to the deadline by which a stockholder must give notice to the Company of its intention to nominate a director at, or bring other business before, the 2015 Annual Meeting.

The complete agreement between Healthways and North Tide will be included as an exhibit to the Company's Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission ("SEC"). Further details regarding the 2014 Annual Meeting will be included in the Company's definitive proxy materials, including an amended proxy card, which will be filed with the SEC.

Forward-Looking Statements
This press release contains forward-looking statements, which are based upon current knowledge, assumptions, beliefs, estimates and expectations, involve a number of risks and uncertainties, and are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief, or expectations of the Company, including, without limitation, all statements regarding the Company's future earnings and results of operations, and can be identified by the use of words like "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan," or "continue" and similar expressions. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may vary from those in the forward-looking statements as a result of various factors, including, but not limited to, the effectiveness of management's strategies and decisions; the Company's ability to sign and implement new contracts for its solutions; the Company's ability to anticipate change and respond to emerging trends in the domestic and international markets for healthcare and the impact of the same on demand for the Company's services; the Company's ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company's results of operations; the Company's ability to accurately forecast performance and the timing of revenue recognition under the terms of its customer contracts ahead of data collection and reconciliation; the Company's ability to accurately forecast enrollment and participation rates in services and programs offered within the Company's contracts; the risks associated with data privacy or security breaches, computer hacking, network penetration and other illegal intrusions; the impact of future state, federal and international legislation and regulations applicable to the Company's business, including the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 on the Company's operations and/or demand for its services; and other risks detailed in the Company's Annual Report on Form 10‑K for the fiscal year ended December 31, 2013, and other filings with the SEC. The Company undertakes no obligation to update or revise any such forward-looking statements.

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Healthways and North Tide Capital Announce Settlement Agreement

June 3, 2014

About Healthways
Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities. We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 68 million people on four continents. Learn more at www.healthways.com.

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